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                                 EXHIBIT 10.39
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                                                     April 11, 1996



Dear                        :
    ------------------------

Re:      Indemnification

This will confirm that W. R. Grace & Co. ("Grace") will defend and indemnify you in accordance with the provisions of Article VII of its by-laws in the various actions in which you are a defendant which are listed on the enclosure to this letter (the "Lawsuits"). The law firm of Wachtell, Lipton, Rosen & Katz ("Wachtell, Lipton") has been retained to represent Grace and the individual defendants in the defense of the Lawsuits. For so long as Grace deems it appropriate and in the best interest of Grace to do so, Grace will pay the ordinary and necessary attorneys' fees and related expenses incurred by all defendants (including you) in the joint defense of the Lawsuits. In the event that it is ultimately determined pursuant to the provisions of the New York Business Corporation Law that you are not entitled to indemnification, you agree to repay the amounts advanced by Grace on your behalf.

Grace is not aware at this time of any facts which might lead to a conflict of interest between Grace, you or the other individual defendants in connection with the defense of the Lawsuits. You are certainly free to consult your own lawyer to confirm this, and we encourage you to do so if you have any reason to believe that a conflict may develop in the future. In the event that such a conflict should develop, Wachtell, Lipton may be required to resign your representation. In that event, you will need to obtain new counsel. It is understood and agreed, however, that Wachtell, Lipton may continue to represent Grace and the other individual defendants in the Lawsuits.

You acknowledge and confirm that you shall, during the period in which Grace is providing you with a defense in accordance with the provisions of this letter, fully cooperate in the defense of the Lawsuits.
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This undertaking on the part of Grace does not constitute an acknowledgment or agreement by Grace that its payment of Wachtell, Lipton's fees and expenses will continue for any specific time period or that Grace will reimburse you for any other legal fees or expenses you may incur with respect to the Lawsuits. Grace may discontinue the undertaking stated herein at any time in its sole discretion, with or without cause. This undertaking by Grace does not constitute an acknowledgment or agreement by Grace that you are entitled to indemnification or that any of your conduct was within or outside the scope of your duties as an officer and/or director of Grace or that the conduct in the performance of your duties was not wrongful.

No provision of this letter may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing and signed by you and an authorized representative of Grace. The terms of this letter shall be governed by the laws of the State of New York.

By signing the acknowledgment appearing at the end of this letter, you confirm that this letter is in accordance with your understanding of how you and Grace will proceed in connection with the defense of the Lawsuits. Please sign and date the enclosed copy of this letter in the spaces provided for those purposes, have a witness also sign and date the enclosed copy of this letter in the spaces provided below for those purposes, and return the fully signed copy of this letter to me. You should also keep a fully signed copy of this letter for your file. Please do not hesitate to contact either me or Bob Lamm if you have any questions or comments concerning this matter.

                                                     Very truly yours,
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AGREED AND ACCEPTED:

_____________________________
(Name)

Date:________________________


WITNESS:

____________________________


Date:________________________